Exhibit 10.3
Amendment No. 1
to the
CIGNA STOCK UNIT PLAN
(Amended and Restated Effective July 22, 2008)
Pursuant to Article 7 of the CIGNA Stock Unit Plan (Amended and Restated Effective July 22, 2008) (the “Plan”), the Plan is amended, effective on July 28, 2010, as follows:
Article 8 of the Plan is amended by adding new Section 8.13 at the end, to read as follows:
8.13 Limitation under the CIGNA Executive Severance Benefits Plan. If some or all of a Participant’s awards or rights under this Plan, including without limitation, the accelerated vesting of a Participant’s outstanding Restricted Stock Units in the event of a Termination Upon a Change of Control, are required to be cancelled, limited or reduced under the CIGNA Executive Severance Benefits Plan (the “Executive Severance Plan”), then such reduction, limitation or cancellation shall be applied in the manner and to the extent determined under the Executive Severance Plan, notwithstanding any other provisions of this Plan.